FORM 3

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

                           (Print or Type Responses)

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1. Name and Address of Reporting Person*

   Joseph Lewis
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   (Last)               (First)              (Middle)

   c/o Cay House
   P.O. Box N7776
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                        (Street)

   Lyford Cay, New Providence, Bahamas
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   12/16/99
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Issuer Name and Ticker of Trading Symbol

   Dave & Busters, Inc./DAB
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                                                                         Page 1
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FORM 3 (continued)

                             TABLE I--Non-Derivative Securities Beneficially Owned
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Onwership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 4)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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Common Stock              1,342,600                   I                   by Mandarin, Inc.*
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

*If the Form is filed by more than one Reporting Person, see Instruction
 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                         Page 2
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FORM 3 (continued)

       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security
                                                                          or            Security        Direct
                           Date        Expira-           Title            Number                        (D) or
                           Exer-       tion                               of                            Indirect
                           cisable     Date                               Shares                        (I)
                                                                                                        (Instr. 5)
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
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Put (Obligation to buy)   currently     2/2000      Common Stock          50,000        12.5             I          by Mandarin,
                          exercisable                                                                                  Inc.*
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

Explanation of Responses:

*The securities reported herein are held by Mandarin, Inc. Joseph Lewis and Jane Lewis are the shareholders and directors of Mandarin, Inc. This filing shall not be deemed an admission that the Reporting Person is, for the purposes of Section 16 of the Securities and Exchange Act or otherwise, the beneficial owner of any securities covered by this statement.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



                 /s/ Joseph Lewis                               12/27/99
              ----------------------------------------     ------------------
              ** Signature of Reporting Person                    Date


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